Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Markel Corporation:

We consent to the incorporation by reference in the registration statement No. 333-223194 on Form S-3; No. 333-107661, No. 333-143393, No. 333-178051, No. 333-181419, No. 333-188294, No. 333-211414, and No. 333-211415 on Form S-8; and No. 333-185715 on Form S-4 of Markel Corporation of our reports dated February 21, 2020, with respect to the consolidated balance sheets of Markel Corporation as of December 31, 2019 and 2018, the related consolidated statements of income (loss) and comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Markel Corporation. Our report on the consolidated financial statements refers to a change in the method of accounting for investments in equity securities effective January 1, 2018 due to the adoption of ASU 2016-01, Financial Instruments.

/s/ KPMG LLP

Richmond, Virginia
February 21, 2020